Exhibit 99.1

FOR IMMEDIATE RELEASE

KORU MEDICAL SYSTEMS ANNOUNCES STOCK REPURCHASE PROGRAM

CHESTER, NY – November 16, 2020 – Repro Med Systems, Inc. dba KORU Medical Systems (NASDAQ: KRMD) (“KORU Medical” or the “Company”) today announced that its Board of Directors has authorized a stock repurchase program under which the Company may purchase up to $10 million of its outstanding common stock through December 31, 2021.

“We believe that this repurchase program demonstrates confidence in our long-term outlook, the underlying value of KORU Medical stock, and our commitment to maximizing value for our shareholders,” said Don Pettigrew, Chief Executive Officer. “Our strong balance sheet enables us to support this repurchase plan, while continuing to invest in our operations and explore investments that generate long-term growth.”

Chairman of the Board John Fletcher commented, “We are committed to enhancing shareholder value.  This authorization reflects the Board’s continued confidence in the Company’s long-term growth prospects, the value of KORU Medical’s Freedom Integrated Infusion System, and the significant expansion opportunities that exist both within and adjacent to our core business.”

The shares may be repurchased periodically in open market transactions at prevailing market prices, in privately negotiated transactions, or by other means in accordance with federal securities laws. The actual timing and amount of shares repurchased under the program will be determined by the Company in its discretion and will depend on a number of factors, including price, general business and market conditions, and applicable legal requirements. The repurchase plan will be funded using cash on hand.

About KORU Medical Systems

KORU Medical Systems develops, manufactures, and commercializes innovative and easy-to-use specialty infusion solutions that improve quality of life for patients around the world. The FREEDOM Syringe Infusion System currently includes the FREEDOM60® and FreedomEdge® Syringe Infusion Drivers, Precision Flow Rate Tubing™ and HIgH-Flo Subcutaneous Safety Needle Sets™. These devices are used for infusions administered in the home and alternate care settings. For more information, please visit www.korumedical.com.

Forward-looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. Forward-looking statements can be identified by words such as “may,” “believe” and “enables.” Actual results may differ materially from the results predicted and reported results should not be considered as an indication of future performance. The potential risks and uncertainties that could cause actual results to differ from the results predicted include, among others, uncertainties associated with COVID-19, future operating results, availability of investment opportunities, market fluctuations, and those risks and uncertainties included under the captions “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, which are on file with the SEC and are available on our website at www.korumedical.com/investors and on the SEC website at www.sec.gov. All information provided in this release and in the attachments is as of November 13, 2020. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to us on the date hereof. We undertake no duty to update this information unless required by law.

Contacts:

The Equity Group Inc.

Devin Sullivan	Kalle Ahl, CFA
Senior Vice President	Vice President
212-836-9608	212-836-9614
dsullivan@equityny.com	kahl@equityny.com